Compound Project, LLC DOS/A

Exhibit 3.1

Series Designation of

Series #Reach, a series of Compound Projects, LLC

In accordance with the Limited Liability Company Agreement of Compound Projects, LLC, a Delaware series limited liability company (the “Company”), dated October 15, 2019 (the “Agreement”) and upon the execution of this Series Designation by the Company and Compound Asset Management, LLC in its capacity as Managing Member of the Company and of Series #Reach, a series of the Company (“Series #Reach”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Series Reach Designation Exhibit.”

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Series #Reach, a series of Compound Projects, LLC.

Effective Date of Establishment	October 16, 2019.

Managing Member

Compound Asset Management, LLC, was appointed as the Managing Member of Series #Reach with effect from the date of the Agreement and shall continue to act as the Managing Member of Series #Reach until the dissolution of Series #Reach pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Series Property

The Series Property of Series #Reach shall be comprised of Unit 1805 of the Reach Brickell City Centre, a residential condominium located at 68 SE 6th Street, Miami, Florida, which will be acquired by Series #Reach through Compound Reach 1805, LLC, a wholly owned subsidiary of Series #Reach.

Management Fee	As stated in Section 6.6.

Purpose	As stated in Section 2.4.

Issuance	Subject to Section 6.3(a)(i), the number of Series #Reach Interests the Company will initially issue is 100,000 Interests.

Broker (with respect to the Regulation A offering only)	North Capital Private Securities Corporation.

Brokerage Fee	1% of the purchase price of the Series #Reach Interests sold in the offering of the Series #Reach Interests (excluding any Series #Reach Interests acquired by the Managing Member or its affiliates).

Interest Designation	No Member holding Series #Reach Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series #Reach Interests.

Voting

Subject to Section 3.5, the Series #Reach Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series #Reach Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series #Reach Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series Designation) that would adversely change the rights of the Series #Reach Interests;

(b) mergers, consolidations or conversions of Series #Reach or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series #Reach Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #Reach Interests shall not be required for any of the other matters specified under Section 12.1.

Splits	There shall be no subdivision of the Series #Reach Interests other than in accordance with Section 3.7.

Other rights

Holders of Series #Reach Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #Reach Interests.

Officers	There shall initially be no specific officers associated with Series #Reach, although, the Managing Member may appoint Officers of Series #Reach from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1.

Minimum Interests	One (1) Interest per Member.

Fiscal Year	As stated in Section 8.2.

Information Reporting	As stated in Section 8.1(c).

Termination	As stated in Section 11.1(b).

Liquidation	As stated in Section 11.3.

Amendments to this Exhibit	As stated in Article XII.